Exhibit 99.01

Tecogen Announces Fourth Quarter and Full Year 2015 Financial Results
Posts Revenue Growth and Gross Margin Improvement

WALTHAM, Mass., March 28, 2016, Tecogen® Inc. (NASDAQ:TGEN, the "Company"), a manufacturer and installer of high efficiency, ultraclean combined heat and power products including natural gas engine-driven cogeneration, cooling systems, and high-efficiency water heaters for industrial and commercial use, reported revenues of $21,442,657 for the year ended December 31, 2015 compared to $19,342,664 for the same period in 2014, an increase of 11%. Gross profit increased to $7,633,226 for 2015 compared to $6,399,064, an increase of 19%.

Speaking about the quarter, co-CEO Benjamin Locke noted, "Although this wasn't our strongest fourth quarter ever, meaningful progress was made on a number of key long term growth initiatives, laying the foundation for future success. The announcement of our emissions joint venture, the recent gas company selling partnership, building traction in Ilios water heater sales pipeline, and robust product backlog set the stage for what we hope will be a successful 2016."

Additionally, the company is pleased to announce the planned acquisition of the minority interest in heat pump subsidiary Ilios Dynamics in exchange for Tecogen common stock. Management believes that sufficient numbers of Ilios shareholders will support the transaction such that Ilios will become a wholly owned subsidiary of Tecogen.

Major Highlights:

Financial

•
Gross margin in the fourth quarter of 2015 rose to 37.4% from 35.7% in the third quarter of 2015, well above the Company's goal to deliver greater than 35% quarterly combined gross margin. Full year 2015 combined gross margin was 35.6% compared to 33.1% in 2014, delivering a 250 basis point year-on-year gross margin improvement.

•
Total product revenue for the full year 2015 grew 16.6% to $10,055,237 versus just $8,625,034 in 2014. Product revenue growth was driven by strong sales of cogeneration equipment, posting over 45% growth in sales in this category over the prior year, more than offsetting a downturn in chiller and heat pump sales in the period. This growth in cogeneration sales demonstrates the strong market traction of our unique InVerde 100 kW CHP unit, similar strong sales results are expected from the newly launched InVerde e+.

•	In 2015, product gross margin improved by 260 basis points to 29%, a result of ongoing cost saving initiatives and product price adjustments.

•	Total service revenue for the full year 2015 was $11,387,420, 6.2% growth over the $10,717,630 in reported Service related revenues in 2014.

•
In 2015, service gross margin improved by nearly 300 basis points to 41.4%. The improvement was partially driven by the increasing percentage of service sites that were Tecogen turnkey installation projects.

•
Sales backlog of equipment and installations was $11.6 million at year end 2015 compared to $9.9 million at the end of the fourth quarter of 2014, a 17% increase over prior year end backlog. Current backlog stands at $12.2 million as of March 21, 2015, well ahead of the Company's stated goal of backlog above $10 million.

Exhibit 99.01

Sales & Operations

•
Gas Company selling partnership formed to bring Ilios water heaters and Tecochill chillers to commercial and industrial gas company customers. The exclusive partnership includes a commitment to joint marketing, dedicated local sales resources from the gas company, qualified lead generation and specific project development milestones.

•	Installation revenues for 2015 increased by 8% to $3,555,239, driven by further traction in turnkey initiatives.

•	Emissions control success continues with highlights including -

◦	Re-branding of emissions control technology as UlteraTM

◦	Successful retrofitting of a renewable biogas powered engine at a waste water treatment plant in Perris, California with an Ultera ultra-low emissions system.

◦	Purchase of a retrofit kit by the Gage Canal Company in Riverside, California for use with a 15 liter natural gas powered Caterpillar engine at their water pumping facility.

◦
Purchase of multiple retrofit kits by a Southern California customer for installation on natural gas powered standby generators; allowing them to run for non-emergency purposes. The units were shipped in the fourth quarter and represent the largest purchase of Ultera retrofit kits to date.

◦	Formation of joint venture for the development of Ultera for gasoline vehicle emissions control.

•	Established a sales office in Florida to serve the southeastern United States and the Caribbean, bringing total sales offices to 4 and rounding out coverage of North America.

•	Ilios success -

◦	Delivered revenue and unit sales that were both more than double any previous year.

◦	Launch of the new Ilios split air sourced natural gas engine driven heat pump in February 2015.

◦	Large Ilios order of 7 water source units to a major biomedical research laboratory in Florida, the first large sale of Ilios units into the medical market.

◦	First sale of Ilios to the hospitality market for installation in a major 5-star hotel.

◦	Ilios sales to new markets including the UK, Atlanta, Hawaii, New York City, and Puerto Rico.

◦	Addition of new Ilios sales representatives and agents in multiple territories including Florida, Atlanta and Chicago.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the fourth quarter and year end results beginning at 11:00 am ET. To listen to the call dial (888) 349-0103 within the U.S., (855) 669-9657 from Canada, or (412) 902-0129 from other international locations.  Participants should ask to be joined to the Tecogen Inc. call. We suggest call participants begin dialing at least 10 minutes before the scheduled starting time. Please note management will not be conducting a question and answer session following the presentation of prepared remarks. The conference call will be recorded and available for playback one hour after the end of the call.
The earnings press release and supplemental earnings call slides will be available on the Company website at www.Tecogen.com in the “Investor Relations” section under “About Us.”  The earnings conference call will also be webcast live. To register for and listen to the webcast, go to http://investors.tecogen.com/webcast. Following the call, the webcast will be archived for 30 days.

About Tecogen

Tecogen manufactures, installs, and maintains high efficiency, ultra-clean combined heat and power products including natural gas engine-driven cogeneration, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a building’s carbon footprint.

Exhibit 99.01

In business for over 20 years, Tecogen has shipped more than 2,300 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com.

Forward Looking Statements
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Tecogen Media & Investor Relations Contact Information:
Ariel F. Babcock, CFA            John N. Hatsopoulos
P: 781.466.6413            P: 781.622.1120
E: ariel.babcock@tecogen.com         E: john.hatsopoulos@tecogen.com

Exhibit 99.01

TECOGEN INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and 2014

	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$5,486,526	$1,186,033
Short-term investments, restricted	294,802	585,702
Accounts receivable, net	5,286,863	4,750,437
Unbilled revenue	1,072,391	696,912
Inventory, net	5,683,043	4,090,221
Due from related party	1,177,261	600,251
Deferred financing costs	48,989	50,201
Prepaid and other current assets	353,105	348,868
Total current assets	19,402,980	12,308,625

Property, plant and equipment, net	543,754	658,421
Deferred financing costs, net of current portion	—	48,990
Intangible assets, net	1,044,611	1,011,300
Goodwill	40,870	40,870
Other assets	58,425	53,325
TOTAL ASSETS	$21,090,640	$14,121,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,311,809	$2,416,313
Accrued expenses	1,066,860	1,008,153
Deferred revenue	996,941	1,666,576
Total current liabilities	5,375,610	5,091,042

Long-term liabilities:
Deferred revenue, net of current portion	273,162	207,153
Senior convertible promissory note, related party	3,000,000	3,000,000
Total liabilities	8,648,772	8,298,195

Commitments and contingencies (Note 8)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 18,478,990 and 15,905,881 issued and outstanding at December 31, 2015 and 2014, respectively	18,479	15,906
Additional paid-in capital	34,501,640	25,088,213
Accumulated deficit	(21,682,437)	(18,955,023)
Total Tecogen Inc. stockholders’ equity	12,837,682	6,149,096
Noncontrolling interest	(395,814)	(325,760)
Total stockholders’ equity	12,441,868	5,823,336

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,090,640	$14,121,531

Exhibit 99.01

TECOGEN INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2015 and 2014

	2015	2014
Revenues
Products	$10,055,237	$8,625,034
Services	11,387,420	10,717,630
Total revenues	21,442,657	19,342,664

Cost of sales
Products	7,137,149	6,347,583
Services	6,672,282	6,596,017
Total cost of sales	13,809,431	12,943,600

Gross profit	7,633,226	6,399,064

Operating expenses
General and administrative	7,997,512	7,264,630
Selling	1,687,479	1,796,268
Research and development	591,585	1,041,483
Total operating expenses	10,276,576	10,102,381

Loss from operations	(2,643,350)	(3,703,317)

Other income (expense)
Interest and other income	14,334	9,710
Interest expense	(171,944)	(177,345)
Total other expense, net	(157,610)	(167,635)

Loss before income taxes	(2,800,960)	(3,870,952)
Consolidated net loss	(2,800,960)	(3,870,952)

Less: Loss attributable to the noncontrolling interest	73,547	125,140
Net loss attributable to Tecogen Inc.	$(2,727,413)	$(3,745,812)

Net loss per share - basic and diluted	$(0.16)	$(0.24)

Weighted average shares outstanding - basic and diluted	16,860,453	15,607,897

Exhibit 99.01

TECOGEN INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2015 and 2014

CASH FLOWS FROM OPERATING ACTIVITIES:	2015	2014

Net loss	$(2,800,960)	$(3,870,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	271,727	278,865
Loss (gain) on disposal of asset	(4,631)	1,209
Provision for losses on accounts receivable	—	53,800
(Recovery) for inventory reserve	(7,000)	—
Stock-based compensation	199,500	126,936
Non-cash interest expense	50,202	50,910
Changes in operating assets (increase) decrease in:
Short-term investments, restricted	290,900	(1,303)
Accounts receivable	(536,426)	(1,063,352)
Inventory	(1,585,822)	(746,428)
Unbilled revenue	(375,479)	(50,514)
Due from related party	(577,010)	(600,251)
Prepaid expenses and other current assets	(4,237)	(8,855)
Other assets	(5,100)	19,100
Changes in operating liabilities increase (decrease) in:
Accounts payable	895,496	78,267
Accrued expenses	58,707	(131,401)
Deferred revenue	(603,626)	1,055,270
Interest payable, related party	—	(198,450)
Due to related party	—	(119,667)
Net cash used in operating activities	(4,733,759)	(5,126,816)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(69,582)	(223,574)
Disposal of property and equipment	16,874	7,092
Purchases of intangible assets	(133,032)	(141,959)
Purchases of short-term investments	—	(584,400)
Net cash used in investing activities	(185,740)	(942,841)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments made on demand notes payable, related party	—	(2,950,000)
Proceeds from sale of common stock, net of costs	8,859,767	2,340,194
Proceeds from exercise of stock options	360,225	161,265
Payments for debt issuance costs	—	(9,668)
Net cash (used in) provided by financing activities	9,219,992	(458,209)
Net increase (decrease) in cash and cash equivalents	4,300,493	(6,527,866)
Cash and cash equivalents, beginning of the year	1,186,033	7,713,899
Cash and cash equivalents, end of the year	$5,486,526	$1,186,033